Exhibit 4.2

DESCRIPTION OF REGISTRANT’S SECURITIES

As of December 31, 2019, RBB Bancorp (the “Company,” “we,” or “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, no par value per share (“common stock”).

DESCRIPTION OF CAPITAL STOCK

General

The following description of the current terms of our capital stock is a summary and is not meant to be complete. It is qualified in its entirety by reference to the California General Corporation Law (“CGCL”), federal law, the Company’s Articles of Incorporation (“Articles”) and the Company’s Bylaws, as amended (“Bylaws”).

Authorized Capital Stock

Our Articles authorize the issuance of up to 100,000,000 shares of common stock, no par value per share, and up to 100,000,000 shares of preferred stock.

Voting Rights

The holders of our common stock are entitled to one vote per share on any matter to be voted on by the shareholders. The holders of our common stock are entitled to cumulative voting rights with respect to the election of directors. A plurality of the shares voted shall elect all of the directors then standing for election at a meeting of shareholders at which a quorum is present.

No Preemptive or Similar Rights

The holders of our common stock have no preemptive or other subscription rights and there are no redemption, sinking fund or conversion privileges applicable to our common stock.

Dividend Rights

The holders of our common stock are entitled to share equally in any dividends that our Board of Directors (“Board”) may declare from time to time out of funds legally available for dividends, subject to limitations under the CGCL and any preferential rights of holders of our then outstanding preferred stock.

Anti-Takeover Considerations and Special Provisions of Our Articles, Bylaws and California Law

California law and certain provisions of our Articles and Bylaws could have the effect of delaying or deferring the removal of incumbent directors or delaying, deferring or discouraging another party from acquiring control of us, even if such removal or acquisition would be viewed by our shareholders to be in their best interests. These provisions, summarized below, are intended to encourage persons seeking to acquire control of us to first negotiate with our board of directors. These provisions also serve to discourage hostile takeover practices and inadequate takeover bids. We believe that these provisions are beneficial because the negotiation they encourage could result in improved terms of any unsolicited proposal.

Limitation on Right to Call a Special Meeting of Shareholders

Our Bylaws provide that special meetings of shareholders may only be called by our Board or our president or by the holders of not less than 10% of our outstanding shares of capital stock entitled to vote for the purpose or purposes for which the meeting is being called.

Advance Notice Provisions

Additionally, our Bylaws provide that nominations for directors must be made in accordance with the provisions of our Bylaws, which generally require, among other things, that such nominations be provided in writing to our corporate secretary, not less than 21 days prior to the meeting or 7 days after the date of mailing of the notice of meeting to shareholders, and that the notice to our corporate secretary contain certain information about the shareholder and the director nominee.

Filling of Board Vacancies; Removals

Any vacancies on our Board and any directorships resulting from any increase in the number of directors may be filled by a majority of the remaining directors, or if the number of directors then in office is less than a quorum, by (i) unanimous written consent of the directors then in office, (ii) the affirmative vote of a majority of the directors then in office at a meeting held pursuant to notice or waivers of notice, or (iii) a sole remaining director. However, a vacancy created by the removal of a director by the vote or written consent of the shareholders or by court order may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, or by the unanimous written consent of all shares entitled to vote thereon.

New or Amendment of the Bylaws

New bylaws may be adopted or our Bylaws may be amended or repealed by the vote or written consent of holders of a majority of the outstanding shares entitled to vote. Our Bylaws also provide that except for changing the range of directors which is currently set at 7 to 13, our Bylaws may be altered, amended or repealed by our Board without prior notice to or approval by our shareholders. Accordingly, our Board could take action to amend our Bylaws in a manner that could have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Voting Provisions

Our Articles do not provide for certain heightened voting thresholds needed to consummate a change in control transaction, such as a merger, the sale of substantially all of our assets or other similar transaction. Accordingly, we will not be able to consummate a change in control transaction or sell all or substantially all of our assets without obtaining the affirmative vote of the holders of shares of our capital stock having at least a majority of the voting power of all outstanding capital stock entitled to vote thereon.

Elimination of Liability and Indemnification

Our Articles and Royal Business Bank’s (“Bank”) articles of incorporation provide that a director of the Company or the Bank will not incur any personal liability to us, the Bank or our shareholders for monetary damages for certain breaches of fiduciary duty as a director. A director’s liability, however, is not eliminated with respect to (i) any breach of the duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) paying a dividend or approving a stock repurchase which is illegal under certain provisions of state law, or, (iv) any transaction from which the director derived an improper personal benefit. Our Articles and Bylaws and the Bank’s articles of incorporation and bylaws also provide, among other things, for the indemnification of our or the Bank’s directors, officers and agents, and authorize our and/or the Bank’s board of directors to pay expenses incurred by, or to satisfy a judgment or fine rendered or levied against, such agents in connection with any personal legal liability incurred by the individual while acting for us and/or the Bank within the scope of his or her employment (subject to certain limitations). It is the policy of our and the Bank’s board of directors that our and the Bank’s directors, officers and agents shall be indemnified to the maximum extent permitted under applicable law and our and the Bank’s articles of incorporation and bylaws, and we have obtained director and officer liability insurance covering all of our and the Bank’s officers and directors.

Restrictions on Ownership of Company Common Stock

The ability of a third party to acquire our stock is also limited under applicable U.S. banking laws, including regulatory approval requirements. The Bank Holding Company Act of 1956 (the “BHCA”) requires any “bank holding company,” as defined in that BHCA, to obtain the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) prior to acquiring more than 5% of our outstanding common stock. Any corporation or other company that becomes a holder of 25% or more of our outstanding common stock, or 5% or more of our common stock under certain circumstances, would be subject to regulation as a bank holding company under the BHCA. In addition, any person other than a bank holding company may be required to obtain prior approval of the Federal Reserve to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act of 1978.

Stock Exchange Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “RBB.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Issuer Direct, 500 Perimeter Park Drive, Suite D, Morrisville, North Carolina 27560, (919) 481-4000.